Exhibit 10.16

GE Corporate

L. Kevin Cox

Chief Human Resources Officer

November 16, 2022

Mr. Peter Arduini

GE Healthcare Holding LLC

500 W. Monroe Street

Chicago, IL 60601

Dear Pete:

On behalf of General Electric Company (“GE”), it is with pleasure that I extend this offer for Appointment as President and Chief Executive Officer of GE HealthCare Technologies, Inc. (the “Company” or “GE HealthCare”). The details of this letter amend the terms of your existing June 15, 2021 offer letter (your “Offer Letter”) and will be effective on the distribution date for the spin-off of GE HealthCare, immediately following the time on such date that the distribution of shares of the Company is payable to shareholders of GE (the “Effective Time”).

Position Details: Effective as of the Effective Time, you will begin your employment with GE HealthCare in the position of President and Chief Executive Officer. You will report directly to the Company’s board of directors (the “Board”).

You will be appointed as a director of the Company at or prior to the Effective Time. You will be indemnified for serving as President and Chief Executive Officer, as a director and in any other officer and director capacities on a basis no less favorable than provided by the Company to any other executive officer or director, whether pursuant to governing documents, by agreement or otherwise.

Compensation: Your Target Total Direct Compensation will be $15,000,000 annually, comprised of the following components: (a) annual base salary equal to $1,250,000 (“Base Salary”); (b) annual bonus target equal to 150% of your Base Salary; and (c) targeted grant fair value for annual LTIP Awards equal to $11,875,000 (beginning with the annual grant scheduled to be made on or about March 1, 2023).

Equity Awards: As part of the spin-off, your previously granted sign-on equity award of GE Performance Stock Units (“sign-on PSUs”) will be converted into GE HealthCare PSUs. The sign-on PSUs will continue to be contingent upon (i) meeting specific performance metrics and targets tied to GE HealthCare, and (ii) your continued service with GE HealthCare until 2024. Metrics and targets for the sign-on PSUs will be established annually by the GE HealthCare’s Compensation Committee as part of its Annual Executive Incentive Plan processes for performance years 2023 and 2024.

Your outstanding 2022 GE LTIP Awards will be converted to GE HealthCare equity awards in a manner consistent with all other GE HealthCare employees. All of your prior service with GE will be considered to be continuous with all of your GE HealthCare service for purposes of the continuous service requirements applicable to the retirement provisions set forth in those 2022 GE LTIP Awards.

Peter Arduini Offer Letter

November 16, 2022

Professional Fees: The Company will pay directly the reasonable legal and other professional fees and expenses you incur in connection with review, negotiation and execution of this letter and any other agreements contemplated hereby.

Effect of the Spin-Off on Plans and Programs: Per the terms of the spin-off, your Offer Letter (as amended hereby) will be assumed by GE HealthCare. As of the Effective Date, references in the Offer Letter to “GE” or the “Company” shall mean GE Healthcare (except as the context may otherwise require), references to plans and programs shall mean the corresponding, successor and other plans or programs of GE HealthCare. Your rights under such GE plans and programs as of the Effective Time (including to payments and benefits) will be converted to the GE HealthCare plans and programs in a manner consistent with other similarly situated GE HealthCare employees.

Except as set forth herein, all other terms and provisions of the Offer Letter remain unchanged and in full force and effect.

Pete, I am incredibly excited to extend this offer to serve as GE HealthCare’s President and Chief Executive Officer. Please review and direct any questions to me. We look forward to your acceptance of this offer and response by email by November 17, 2022.

Sincerely,

L. Kevin Cox

Chief Human Resources Officer

GE

Please signify your acceptance of this offer and amendments to your Offer Letter:

/s/ Peter J. Arduini	11/16/2022
Signature	Date